Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

February 6, 2023

Canoo Inc. 19951 Mariner Avenue Torrance, California 9050

Re: Registration Statement of Canoo Inc. on Form S-3 (File No. 333-266666)

Ladies and Gentlemen:

We are acting as special counsel to Canoo Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of the offer and sale of 50,000,000 shares (the “Investor Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) and warrants (the “Investor Warrants”) to purchase up to 50,000,000 shares of Common Stock (the “Investor Warrant Shares”) pursuant to the terms of the securities purchase agreement (the “Securities Purchase Agreement”), dated as of February 5, 2023, between the Company and the purchasers party thereto and the offer and sale of warrants (the “Placement Agent Warrants”) to purchase up to 2,000,000 shares (the “Placement Agent Shares”) pursuant to the terms of the placement agency agreement (the “Placement Agency Agreement”), dated as of February 5, 2023, between the Company and A.G.P./Alliance Global Partners (the “Placement Agent”). The Investor Shares, Investor Warrants, Investor Warrant Shares, Placement Agent Warrants and Placement Agent Shares (collectively, the “Securities”) are being offered and sold pursuant to a Registration Statement on Form S-3 (Registration No. 333-266666) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 8, 2022 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), including a base prospectus dated August 18, 2022 (the “Prospectus”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Second Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, and the Amended and Restated Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company with respect to the issuance and sale of the Securities; (iii) the Registration Statement and the exhibits thereto and the Prospectus; (iv) the Securities Purchase Agreement and the Investor Warrants; and (v) the Placement Agency Agreement and the Placement Agent Warrants.

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Canoo Inc. February 6, 2023 Page 2

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	The Investor Shares are duly authorized, and when the Investor Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the terms of the Securities Purchase Agreement, the Investor Shares will be validly issued, fully paid and non-assessable.

2.	The Investor Warrants have been duly authorized, and when the Investor Warrants have been executed and delivered against payment of the agreed consideration therefor, all in accordance with the terms of the Securities Purchase Agreement, the Investor Warrants will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	The Investor Warrant Shares have been duly authorized, and when the Investor Warrant Shares are registered by the Company’s transfer agent and issued and delivered by the Company upon exercise and payment of the applicable exercise price in accordance with the terms of the Investor Warrants, the Investor Warrant Shares will be validly issued, fully paid and non-assessable.

4.	The Placement Agent Warrants have been duly authorized, and when the Placement Agent Warrants have been executed and delivered against payment of the agreed consideration therefor, all in accordance with the terms of the Placement Agency Agreement, the Placement Agent Warrants will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.	The Placement Agent Shares have been duly authorized, and when the Placement Agent Shares are registered by the Company’s transfer agent and issued and delivered by the Company upon exercise and payment of the applicable exercise price in accordance with the terms of the Placement Agent Warrants, the Placement Agent Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

Canoo Inc. February 6, 2023 Page 3

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s current report on Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Prospectus and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP